UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2010

Commission File Number 333-161795

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1061 ½ N Spaulding Ave., West Hollywood, California 90046
(Address of principal executive offices)

323-822-1750
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On August 5, 2010, Mr. William Glass  was elected as  members of the Board of Directors of Forex International Trading Corp. (the “Company”), which such appointment was accepted by Mr. Glass on August 9, 2010.  There is no understanding or arrangement between Mr. Glass and any other person pursuant to which he was appointed as director.  Mr. Glass does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Glass has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Mr. Glass will receive, on an annual basis at the commencement of each term, shares of common stock of the Company registered on a Form S-8 Registration Statement equal to $6,000 divided by the Company’s market price discounted by 25%.

From 2008 to present, Mr. Glass is presently employed by Gemini Energy. In additional, since 2004, Mr. Glass serves as a member of the Board of Directors and as a consultant to Platinum Energy Resources (Pinksheets: PGRIU).  From 2000 to 2003, Mr. Glass served as Vice President of Gas Operations and Manager of Natural Gas Trading for Mieco Inc. in Houston, Texas.  From 1996 to 2000, Mr. Glass worked as an energy trader at the Atlanta, Georgia based Southern Company Energy Marketing.  Mr. Glass also has a Bachelors of Business Administration in both Finance and Accounting from Texas A&M University.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Letter Agreement by and between Forex International Trading Corp. and Mr. William Glass, dated August 6, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

	By:	/s/ Darren Dunckel
Name: Darren Dunckel
CEO, President, CFO, Secretary, Treasurer and Director

Date: August 9, 2010
Los Angeles, California